HEARTLAND PAYMENT SYSTEMS REPORTS FIRST QUARTER RESULTS

Princeton, NJ - May 4, 2011 - Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation's largest payments processors, today announced first quarter GAAP net income of $7.8 million, or $0.20 per diluted share. Results are net of $303,000 (pre-tax), or less than one cent per diluted share, of processing system intrusion costs. Excluding such costs, first quarter Adjusted Net Income was $8.0 million or $0.20 per diluted share. First quarter 2010 GAAP net income was $14.2 million, or $0.36 per diluted share, which included $20.4 million (pre-tax), or $0.32 per diluted share, of insurance recoveries associated with the processing system intrusion, net of expenses related to the processing system intrusion. Excluding such net recoveries, first quarter 2010 Adjusted Net Income was $1.5 million or $0.04 per diluted share.

Highlights for the First Quarter include:

•	Small and Mid-Sized merchant (SME) transaction processing volume of $15.4 billion, up 7.1% compared with the first quarter of 2010

•
Transactions processed for Network Services Merchants of 747 million, up 9.0% compared with the first quarter of 2010, contributing to a 2.7% year-over-year increase in Network Services net revenue for the quarter

•	Recorded quarterly net revenue of $112.7 million, up 8.5% compared with the first quarter of 2010

•	An operating margin on net revenue of 12.9%, reflecting both strong net revenue growth and a 7.8% decrease in processing and servicing costs relative to the first quarter of 2010

•	Same store sales up 3.2% and New Margin Installed up 13.2% relative to the comparable year ago quarter

•	Stock-based compensation expense of $2.0 million, or $0.03 per share in the first quarter, compared to $0.02 in the first quarter of 2010

Robert Carr, Chairman and CEO, said, “Results for the first quarter reflect the success of our strategic initiatives to both improve the productivity of our sales organization and achieve processing efficiencies. Net revenue growth was the strongest in six quarters with all of our card and non-card businesses registering gains in the quarter. For the second consecutive quarter, new margin installed increased on the strength of record relationship manager sales productivity. Transaction processing volumes benefitted from more stable economic conditions in the small and mid-sized merchant market and our fourth consecutive quarter of same store sales growth, while recent strategic investments and increased petroleum transactions helped Network Services achieve net revenue growth this quarter.

Through ongoing platform consolidations and efficiency initiatives, we enhanced overall productivity, resulting in a 7.8% decrease in processing and servicing costs in the quarter compared to the first quarter of 2010. This is a significant strategic accomplishment that we believe is a key to enabling us to continually introduce new products while simultaneously lowering the relative cost of operations. The new year is off to a strong start. Our goal is to sustain our existing momentum while continuing to invest in the various growth opportunities we believe will create value for our shareholders.”

Net revenue in the first quarter of 2011 was up 8.5% compared to the first quarter of 2010, due primarily to strong SME card processing volumes, increased Network Services and CPOS net revenue, and continued strong growth in non-card operations, including a double-digit increase in payroll revenue. SME card processing volume for the three months ended March 31, 2011 was $15.4 billion, an increase of 7.1% compared to the three months ended March 31, 2010, as a result of another sequential quarter of positive same store sales and improved merchant installs. In the first quarter of 2011, operating income as a percentage of net revenue was 12.9% compared to 2.5% in the first quarter of 2010. The operating margin benefitted from a 7.8% year-over-year decrease in processing and servicing costs attributable to consolidations and efficiencies gained on our processing platforms, lower residual commissions from last year's buyouts, lower merchant losses and the effect of a reduction in sales support personnel. General and administrative expenses were up 10.9% from the first quarter of 2010, but declined to 6.4% of total revenues from 6.6% in the first quarter a year-ago quarter. In the first quarter, the Company incurred approximately $303,000 in costs attributable to the processing system intrusion. All of the various expenses, accruals and recoveries related to the processing system intrusion for all periods are shown separately in the Company's Statement of Income.

Mr. Carr continued, “In the first quarter, relationship manager productivity reached record levels, sustaining the momentum achieved in the last quarter of 2010. By developing a portfolio of Best Practices culled from throughout the organization, we are developing a wealth of tools that are proving effective in improving the efficiency of our entire sales organization. These new tools, processes and systems also provide us with the resources to more effectively expand our sales organization, generate a more immediate and meaningful contribution from new relationship managers joining the Heartland team, and meet our new business growth objectives. At the same time, we are continuing to leverage our technology to develop and introduce exciting and complementary new products. Our K-12 school services platform, SmartLink, our comprehensive petroleum and c-store networking technology, and our new FreshTxt solution, are just some of our recent innovations designed to further strengthen our merchant franchise and create value for our shareholders.”

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, net income and earnings per share, which exclude certain costs and expenses and recoveries related to the processing system intrusion. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three months ended March 31, 2011 and 2010 follows:

(In thousands, except per share):	Three Months Ended March 31,
Net income attributable to Heartland	2011	2010
Non-GAAP - Adjusted net income attributable to Heartland	$8,003	$1,527
Less adjustments:
Provision for (recovery of) processing system intrusion costs	303	(20,364)
Income tax impact of provision for processing system intrusion	(115)	7,663
After-tax provision for (recovery of) processing system intrusion costs	188	(12,701)
GAAP - Net income attributable to Heartland	$7,815	$14,228

Earnings per share
Non-GAAP - Adjusted net income per share	$0.20	$0.04
Less: provision for (recovery of) processing system intrusion costs	—	(0.32)
GAAP - Net income per share	$0.20	$0.36

Shares used in computing GAAP net income per share	39,738	38,998

Please see “Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure” below for additional detail.

FULL YEAR 2011 GUIDANCE:
For full year 2011, we are raising our guidance, and now expect net revenue to increase between 8% and 10%, and fully diluted EPS to be between $0.95 and $0.99, after deducting $0.15 per share of 123R stock compensation expense. The Company's guidance does not include any of the ongoing costs related to the processing system intrusion.

Conference Call:

Heartland Payment Systems, Inc. will host a conference call on May 4, 2011 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company's website. To access the call, please visit the Investor Relations portion of the Company's website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling 888-617-5714. Please provide the operator with PIN number 1537612. The webcast will be archived on the Company's website within two hours of the live call and will remain available through Thursday, August 4, 2011. More detailed financial information can be found in Heartland Payment Systems Statistical Supplement for the first quarter of 2011, which is available on Heartland Payments website at www.heartlandpaymentsystems.com.

About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY), the 5th largest payments processor in the United States, delivers credit/debit/prepaid card processing, payroll, check management and payments solutions to more than 250,000 business locations nationwide. Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, please visit HeartlandPaymentSystems.com, MerchantBillOfRights.com, CostOfABurger.com and E3secure.com.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10- K for the year ended December 31, 2010. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:
Joe Hassett
Gregory FCA Communications
27 West Athens Ave.
Ardmore, PA 19003
Tel: 610-228-2110
Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2011	2010
Total revenues	$467,646	$411,156
Costs of services:
Interchange	320,799	281,050
Dues, assessments and fees	34,150	26,270
Processing and servicing	52,556	57,018
Customer acquisition costs	11,658	13,365
Depreciation and amortization	3,875	3,754
Total costs of services	423,038	381,457
General and administrative	30,046	27,100
Total expenses	453,084	408,557
Income from operations	14,562	2,599
Other income (expense):
Interest income	41	31
Interest expense	(1,192)	(1,101)
(Provision for) recovery of processing system intrusion costs	(303)	20,364
Other, net	(437)	945
Total other income (expense)	(1,891)	20,239
Income before income taxes	12,671	22,838
Provision for income taxes	4,809	8,594
Net income	7,862	14,244
Less: Net income attributable to noncontrolling interests	47	16
Net income attributable to Heartland	$7,815	$14,228

Net income	$7,862	$14,244
Other comprehensive income:
Unrealized gains on investments, net of income tax of $2 and $13	5	25
Unrealized losses on derivative financial instruments	(46)	—
Foreign currency translation adjustment	356	326
Comprehensive income	8,177	14,595
Less: Comprehensive income attributable to noncontrolling interests	154	16
Comprehensive income attributable to Heartland	$8,023	$14,579

Earnings per common share:
Basic	$0.20	$0.38
Diluted	$0.20	$0.36
Weighted average number of common shares outstanding:
Basic	38,455	37,628
Diluted	39,738	38,998

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$43,873	$41,729
Funds held for payroll customers	41,908	36,523
Receivables, net	179,855	175,530
Investments held to maturity	2,253	1,516
Inventory	11,680	11,058
Prepaid expenses	9,902	7,721
Current tax asset	15,088	18,652
Current deferred tax assets, net	9,447	7,250
Total current assets	314,006	299,979
Capitalized customer acquisition costs, net	57,316	59,251
Property and equipment, net	105,601	102,248
Goodwill	75,041	68,319
Intangible assets, net	31,471	31,160
Deposits and other assets, net	903	507
Total assets	$584,338	$561,464

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$82,431	$72,573
Accounts payable	40,070	42,126
Deposits held for payroll customers	41,908	36,523
Current portion of borrowings	30,245	38,286
Current portion of accrued buyout liability	5,733	5,560
Processing liabilities and loss reserves	35,102	28,740
Accrued expenses and other liabilities	29,213	27,171
Reserve for processing system intrusion	1,676	1,618
Total current liabilities	266,378	252,597
Deferred tax liabilities, net	25,593	21,714
Reserve for unrecognized tax benefits	1,415	1,309
Long-term portion of borrowings	81,250	85,000
Long-term portion of accrued buyout liability	22,509	23,250
Total liabilities	397,145	383,870
Commitments and contingencies	—	—

Stockholders' equity
Common Stock, $0.001 par value, 100,000,000 shares authorized, 38,501,063 and 38,415,199 shares issued and outstanding at March 31, 2011 and December 31, 2010	39	38
Additional paid-in capital	188,650	185,689
Accumulated other comprehensive income	245	37
Accumulated deficit	(2,196)	(8,471)
Total stockholders’ equity	186,738	177,293
Noncontrolling interests	455	301
Total equity	187,193	177,594
Total liabilities and equity	$584,338	$561,464

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	Three months ended March 31,
	2011	2010
Cash flows from operating activities
Net income attributable to Heartland	$7,815	$14,228
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	12,381	14,048
Other depreciation and amortization	7,072	6,285
Addition to loss reserves	1,489	3,300
Provision for doubtful receivables	700	157
Stock-based compensation	1,970	1,557
Deferred taxes	1,675	19,111
Net income attributable to noncontrolling interests	47	16
Exit costs for service center	464	—
Write downs on fixed assets and system development costs	46	—
Other	—	13
Changes in operating assets and liabilities:
Increase in receivables	(4,731)	(6,320)
(Increase) decrease in inventory	(606)	374
Payment of signing bonuses, net	(7,116)	(4,971)
Increase in capitalized customer acquisition costs	(3,330)	(3,810)
(Increase) decrease in prepaid expenses	(2,177)	1,190
Decrease (increase)in current tax asset	3,904	(5,226)
(Increase) decrease in deposits and other assets	(406)	1,125
Excess tax benefits on options exercised	(341)	(647)
Increase in reserve for unrecognized tax benefits	106	209
Increase in due to sponsor bank	9,857	1,308
Decrease in accounts payable	(2,075)	(2,582)
Increase (decrease) in accrued expenses and other liabilities	769	(4,191)
Increase (decrease) in processing liabilities and loss reserves	4,831	(834)
Increase (decrease) in reserve for processing system intrusion	58	(57,143)
Payouts of accrued buyout liability	(3,175)	(1,903)
Increase in accrued buyout liability	2,607	3,127
Net cash provided by (used in) operating activities	31,834	(21,579)
Cash flows from investing activities
Purchase of investments held to maturity	(1,947)	(581)
Maturities of investments held to maturity	1,233	626
Increase in funds held for payroll customers	(5,379)	(1,633)
Increase in deposits held for payroll customers	5,385	1,672
Acquisition of business, net of cash acquired	(7,598)	—
Purchases of property and equipment	(9,071)	(4,172)
Net cash used in investing activities	(17,377)	(4,088)
Cash flows from financing activities
Proceeds from borrowings	—	53,000
Principal payments on borrowings	(11,791)	(2,137)
Proceeds from exercise of stock options	650	1,783
Excess tax benefits on options exercised	341	647
Dividends paid on common stock	(1,540)	(377)
Net cash (used in) provided by financing activities	(12,340)	52,916

Net increase in cash	2,117	27,249
Effect of exchange rates on cash	27	23
Cash at beginning of year	41,729	32,113
Cash at end of period	$43,873	$59,385

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude certain costs and expenses and recoveries related to the criminal breach of its payment systems environment (the “Processing System Intrusion”). These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures- Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Net costs and expenses related to the Processing System Intrusion are not indicative of the Company's on-going operating performance and are therefore excluded by management in assessing the Company's operating performance, as well as from the measures used for making operating decisions, although in making operating decisions management is mindful of its need to utilize cash to pay for the costs and expenses relating to the Processing System Intrusion.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures:

Provision for Processing System Intrusion - On January 20, 2009, the Company publicly announced the discovery of the Processing System Intrusion. Since its announcement of the Processing System Intrusion on January 20, 2009 and through March 31, 2011, the Company has expensed a total of $146.4 million, before reducing those charges by $31.2 million of total insurance recoveries. The majority of the total charges, or approximately $114.7 million, related to settlements of claims. Approximately $31.7 million of the total charges were for legal fees and costs we incurred for investigations, defending various claims and actions, remedial actions and crisis management services.

During the three months ended March 31, 2011, the Company incurred approximately $0.3 million, or less than one cent per share, for legal fees and costs it incurred for defending various claims and actions for the Processing System Intrusion. During the three months ended March 31, 2010, the Company recovered from its insurance providers approximately $26.8 million of the costs it had previously incurred for the Processing System Intrusion and expensed approximately $6.4 million for accruals, legal fees and costs we incurred for defending various claims and actions, resulting in a net recovery of $20.4 million, or $0.32 per share for that period.

During 2009 and 2010, the Company settled the following claims and disputes related to the Processing System Intrusion:

•
On December 17, 2009, the Company entered into a settlement agreement and release with American Express and paid approximately $3.5 million in full and final satisfaction of any and all claims of American Express and its issuers arising from or relating to the Processing System Intrusion. The Company paid this settlement from its available cash.

•
On January 7, 2010, the Company entered into the Visa Settlement Agreement to resolve potential claims and other disputes related to the Processing System Intrusion and on February 18, 2010 it paid $58.6 million for that settlement, after a $0.8 million credit for fines previously collected by Visa during 2009. The Company obtained loans totaling $53.0 million from Sponsor Banks, the proceeds of which were used to partially fund the settlement amount.

•
On May 19, 2010, the Company entered into the MasterCard Settlement Agreement to resolve potential claims and other disputes related to the Processing System Intrusion and in September 2010 it agreed to pay a maximum of $34.8 million for that settlement, after a $6.6 million credit for fines previously collected by MasterCard during 2009. The Company paid this settlement from its available cash.

•
On August 31, 2010, the Company entered into the Discover Settlement Agreement to resolve potential claims and other disputes with respect to the Processing System Intrusion and on September 2, 2010, it paid Discover $5.0 million in full and final satisfaction of any and all claims of Discover, its affiliates and certain of its issuers. The Company paid this settlement from its available cash.

These settlement amounts were previously provided for in the Company's Provision for Processing System Intrusion and carried in its Reserve for Processing System Intrusion. The Company is prepared to vigorously defend itself against any unsettled claims relating to the Processing System Intrusion that have been asserted against it and its sponsor banks to date. The Company feels it has strong defenses to all the claims that have been asserted against it and its sponsor banks relating to the

Processing System Intrusion.

Additional costs the Company expects to incur for legal fees and costs for defending various claims and actions associated with the Processing System Intrusion will be recognized as incurred. Such costs could be material and could adversely impact its results of operations, financial condition and cash flow.

Material Limitations Associated with the Use of Non-GAAP Financial Measures- Non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company's GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•
Processing System Intrusion costs and expenses and recoveries that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•
Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar costs and expenses and recoveries differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors-The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion in addition to the related GAAP measures provides investors greater transparency to the information used by the Company's management for its financial and operational decision-making and allows investors to see the Company's results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company's operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three months ended March 31, 2011 and 2010 follows:

(In thousands, except per share):	Three Months Ended March 31,
Net income attributable to Heartland	2011	2010
Non-GAAP - Adjusted net income attributable to Heartland	$8,003	$1,527
Less adjustments:
Provision for (recovery of) processing system intrusion costs	303	(20,364)
Income tax impact of provision for processing system intrusion	(115)	7,663
After-tax provision for (recovery of) processing system intrusion costs	188	(12,701)
GAAP - Net income attributable to Heartland	$7,815	$14,228

Earnings per share
Non-GAAP - Adjusted net income per share	$0.20	$0.04
Less: provision for (recovery of) processing system intrusion costs	—	(0.32)
GAAP - Net income per share	$0.20	$0.36

Shares used in computing GAAP net income per share	39,738	38,998